Exhibit 99.1

INmune Bio Inc. to Join Russell 3000® Index

Boca Raton, Florida, May 30, 2024 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage inflammation and immunology company, is set to join the broad-market Russell 3000® Index at the conclusion of the 2024 Russell US Indexes annual reconstitution, effective at the open of US equity markets on Monday, July 1st, according to a preliminary list of additions posted Friday, May 24th.

The annual Russell US Indexes reconstitution captures the 4,000 largest US stocks as of Tuesday, April 30th, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.

“We are thrilled to be included in the Russell 3000 Index,” said Dr. Raymond J. Tesi, CEO of INmune Bio. “This achievement is a testament to the hard work and dedication of our entire team and underscores our commitment to advancing our innovative immunology and inflammation platforms in Early Alzheimer’s, treatment resistant depression and metastatic castration resistant prostate cancer. We believe that inclusion in the Russell 3000 Index will increase our visibility within the investment community and broaden our shareholder base.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to the data as of the end of December 2023, about $10.5 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell, a prominent global index provider.

Fiona Bassett, CEO of FTSE Russell, An LSEG Business, comments, “Russell indexes–now in their 40th year–continue to evolve to reflect the dynamic US economy. Annual rebalancing plays a vital role in establishing accurate benchmarks, ensuring they correctly mirror their designated market segments and remain unbiased in terms of size and style.”

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are being investigated to determine if they can treat Early Alzheimer’s disease, treatment-resistant depression (XPro™), and cancer (INB03™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently being investigated in metastatic castration resistant prostate cancer (mCPRC). INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

About FTSE Russell:

FTSE Russell is a leading global provider of benchmarking, analytics, and data solutions for investors, giving them a precise view of the market relevant to their investment process. A comprehensive range of reliable and accurate indexes provides investors worldwide with the tools they require to measure and benchmark markets across asset classes, styles, or strategies.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.

FTSE Russell is focused on applying the highest industry standards in index design and governance, employing transparent rules-based methodology informed by independent committees of leading market participants. FTSE Russell fully embraces the IOSCO Principles, and its Statement of Compliance has received independent assurance. Index innovation is driven by client needs and customer partnerships, allowing FTSE Russell to continually enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit https://www.lseg.com/en/ftse-russell.

Forward Looking Statements

Clinical trials are in the early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, core clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunebio.com